CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 72 to the Registration Statement (Form N-1A Nos. 2-56878 and 811-2653) of our report dated October 27, 2017 on the financial statements and financial highlights of Dreyfus Municipal Bond Fund (the sole series comprising Dreyfus Bond Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended August 31, 2017.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

December 22, 2017